Exhibit (i)

Seward & Kissel llp 901 K STREET, N.W. WASHINGTON, D.C. 20001

TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

April 3, 2026

AB Bond Fund, Inc.

66 Hudson Boulevard East, 26th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel for AB Bond Fund, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of Class A Common Stock, Class C Common Stock, Class Z Common Stock and Advisor Class Common Stock of the AB Income Fund, a portfolio of the Company (the “Portfolio”), par value $.001 per share (each a “Class” and collectively, the “Shares”). The Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on April 6, 2026, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and any amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the numbers of Shares of the relevant Classes of the Portfolio authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General

AB Bond Fund, Inc. April 3, 2026 Page 2

Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “General Information—Counsel” in Part B thereof.

Very truly yours,

/s/ Seward & Kissel LLP